Short Term Global

Proposal 1 passed at the meeting held on June 12, 2002

			Final Proxy Results - ML Short Term Global Income Fund
			1st Meeting Date: April 25, 2002
			2nd Meeting Date: May 23, 2002
			3rd Meeting Date: June 12, 2002

			Record Date: February 28, 2002
			As of: June 12, 2002

				Units Voted

			Votes Needed
	Shares Needed	Outstanding	50% + 1 of				Total Units
	To Pass	Shares	Outstanding Shares	For	Against	Abstain	Voted
All Classes

1) Reorganization between ML Short-
Term Global and ML Low Duration Fund	-248,853	7,978,849	3,989,426	4,238,279	281,130	421,777	4,941,186

Class B

1) Reorganization between ML Short-
Term Global and ML Low Duration Fund	-55,678	966,649	483,326	539,004	52,989	75,060	667,053

Class C

1) Reorganization between ML Short-
Term Global and ML Low Duration Fund	-5,082	51,132	25,567	30,649	0	332	30,981

Voting Requirements:
The Quorum consists of a majority of the shares of Short-Term Global entitled to vote at the Meeting.

Proposal 1 requires the affirmative vote of the stockholders of Short-Term Global representing a majority of its outstanding shares and the affirmative vote of Class B and Class C stockholders of Short-Term Global, each voting separately as a single class, representing a majority of the outstanding Class B and Class C shares.

Last Updated on 08/26/2002
By MLMAG